Inuvo, Inc. First Quarter 2019 May 14, 2020 Operator Comments: Good afternoon, and welcome to the INUVO’s 2020 First Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the call over to Ms. Laura Blank of INUVO. Please go ahead. Laura Blank (Investor Relations) Comments: Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO first quarter 2020 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call. I would like to start by letting listeners know that as a consequence of the COVID-19 pandemic, both our offices in San Jose, California and Little Rock, Arkansas remain closed. We are monitoring the federal and state recommendations for reopening and expect to do so only when we feel comfortable that we have all the safeguards in place to protect our employees and their families from any potential virus transmissions among co-workers. We would also like to remind our shareholders that we filed our 10K on Tuesday, May 12, 2020 having taken advantage of the 45-day regulatory relief provided by the Securities and Exchange Commission. We plan to file our first quarter 2020 10-Q tomorrow. Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward- looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect,

Inuvo, Inc. First Quarter 2019 May 14, 2020 believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov. With that, I’ll now turn the call over to CEO Richard Howe. Richard Howe (CEO) Comments: Thank you, Laura, and thanks everyone for joining us today. For the three months ended March 31, 2020, we delivered roughly $15 million in Revenue, with approximately $13.1M coming from the ValidClick Platform and $1.9M from the IntentKey Platform. ValidClick was down 8% and the IntentKey was up 45% year over year, reflecting our continued focus on growing the higher growth and margin potential associated with the IntentKey. As we had mentioned on our year-end 2019 conference call, Q1 is typically our weakest quarter seasonally. Adjusted EBITDA in the first quarter was a loss of $1.4 million. This Adjusted EBITDA does not include a $500 thousand-dollar ValidClick licensing fee that was received in the first quarter and will be recognized over time. We did not experience a material impact on our business from Covid-19 in the first quarter. We did begin to experience a significant pull back in marketing budgets within the ValidClick business beginning in April and expect that to continue throughout Q2. The IntentKey was roughly flat year-over-year in April and is tracking in May above 70% year over year.

Inuvo, Inc. First Quarter 2019 May 14, 2020 Gross margins within the IntentKey were 49% in the first quarter, up almost 10% sequentially and up 80% year over year. We believe this is a positive indication of the potential of this business as it scales. Because of the impact of COVID-19 on our business, we are unable at this time to predict with any certainty how 2020 will play out given our business generally depends on marketing budget allocations which themselves tend to go up or down based on economic productivity. If the economy could be generally back up by the end of Q2, we might expect, but are not counting on, our typical seasonal upswing in the second half of the year. As a result of this uncertainty we are focusing our resources on areas we believe have immediate revenue potential and attempting to reduce expenses where necessary so as to have as little a disruption on our daily operations as is possible in these times. As best we can, we are shoring up our balance sheet, having raise about $1.5M towards the end of Q1 and we have taken advantage of the governments PPP program, the funds from which will be used in April and May to cover payroll costs during those months of the economic downturn. Bank debt at the end of the first quarter was down sequentially from approximately $3.4M at the end of December to $1.5M at the end of March. The second quarters weak economic environment is providing an opportunity to rethink the balance of resources and capital across our two business lines with a go forward strategy that is likely to result in lower ValidClick revenues at higher margin with a greater allocation of resources towards the IntentKey.

Inuvo, Inc. First Quarter 2019 May 14, 2020 Up through mid-March, the success of our IntentKey salespeople could easily be correlated with the quantity and frequency of their face-to-face meetings with prospects. Of course, all of that changed when travel and in-person meetings could no longer be scheduled. Rather than simply waiting for Covid to pass, we went ahead and used this time to increase the volume of our digital outreach programs and while this has resulted in fewer meetings than we would have expected, the quality of the meetings we are having has actually improved. We think what is happening here is that our prospects, because they are at home, have more time to give us and are more relaxed and attentive during the discussions. The engagement with prospects appears to have increased as a result. We’ve had 30% more RFP’s in April compared to 2019. The team has closed several new brand clients in the past few weeks including a fiber internet provider, several non-profits, a PSA for one of the largest dairy boards in the country, a virtual art museum and we added another tourism client to the portfolio. While in this environment any sales wins are worth celebrating, it has been rewarding to see how the IntentKey can be put to work helping some of the best non-profits make a difference. This category of client for INUVO now includes a top Children’s hospital, the largest foundation for people over 50, one of the best-known cardiovascular medical research organizations, a leading animal welfare organization and an international humanitarian aid organization. With a few exceptions where marketing budgets have been paused because of Covid, most of our existing IntentKey clients have stabilized or grown. One of our largest insurance

Inuvo, Inc. First Quarter 2019 May 14, 2020 clients is in the process of testing the IntentKey on a new channel which if successful could result in up to a 30% increase in their monthly spend. This same client has been evaluating their quarterly ad effectiveness across providers and the IntentKey results remain strong. This should bode well for an increasing second half of the year budget allocation towards the IntentKey. Our largest auto client recently had to dramatically cut budget in light of Covid, however, they shared with us the news that we were their top performer. We expect this performance to result in a strong comeback for this client when things pick back up for the auto industry. Similarly, one of our real-estate clients has been dissatisfied with the performance of their various marketing programs versus the performance of the IntentKey and have indicated that they are planning on reallocating more of their budget to INUVO as a result. On a year-over-year basis, performance against client goals has on average exceeded those goals by 50%, up from 33% in the prior year. Intentkey gross margins through mid- May in Q2 are up yet again sequentially. We are also taking advantage of this time to advance product capabilities and differentiation. We expect to be in full production when we enter Q3 with our latest advancement for the IntentKey. This real-time deployment will collapse the time it takes the IntentKey to capture information, analyze it analytically and message an audience from 2 hours down to minutes. Given the scale of the information processing required for this kind of artificial intelligence, this advancement will bring us as close as is possible to capturing and acting on audience intent signals almost immediately after those signals become available.

Inuvo, Inc. First Quarter 2019 May 14, 2020 With this new capability, we will be able to identify and act on in-market purchasers, on behalf of our clients, well before any of our competitors have even realized that there was an opportunity. We expect this capability to materially increase the value delivered to clients while adding significant difficulty, expensive and time to our competitors’ abilities to feature match. INUVO is rapidly becoming one of a very small group of technology companies that can evaluate each of the tens of billions of ad requests that occur every day, in real time and is part of an even smaller group whose technology not only processes the information, but has the means to both understand and build models against that information automatically. The go to market strategy for the IntentKey has been to demonstrate the value associated with the technology by initially offering the product as a data differentiated media buying service. The high success rate on RFP’s tells us this strategy is working. The 2020 goal has been to complement that media buying service with a Data Modeling Platform offering. In this latter product, we would allow clients to access the information and intelligence of the IntentKey while running the media campaigns themselves. We expect this offering to be ready for testing towards the end of 2020. This complementary strategy will allow INUVO to serve a broader market with an even higher margin more SaaS oriented business model. We have already had a number of prospects and potential partners request this product. I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Inuvo, Inc. First Quarter 2019 May 14, 2020 Wally Ruiz (CFO) Comments: Thank you, Rich, good afternoon everyone. I will recap the financial results of our first quarter of 2020. As Rich mentioned, Inuvo reported revenue of $14.9 million for the quarter ended March 31, 2020; this compares to $15.5 million reported in the first quarter of last year. The decrease in this year’s revenue is primarily due to lower ValidClick monetization from advertising inventory sold to our largest demand partners, where first quarter seasonality typically results in marketing budget reductions. The lower ValidClick revenue is partially offset by a 45% increase in the IntentKey revenue. Gross Margins increased in the first quarter to 77% compared to 57% in the same quarter last year due primarily to revenue mix, and to the IntentKey where gross margins continue to increase. IntentKey margins for the first quarter of 2020 were 49% compared to 27% in the same quarter last year. Operating expenses were $3.3 million higher in the first quarter of 2020 compared to the prior year due primarily to increased marketing costs. Marketing costs are primarily traffic acquisition costs associated with ValidClick. Marketing costs were $9.6 million in the first quarter this year compared to $6.5 million in the same quarter last year due to higher cost of traffic acquisition for ValidClick. ValidClick revenue is generated predominately from ads served to web sites and therefore has a lower cost of revenue associated with it as the expense is mostly marketing or traffic acquisition costs.

Inuvo, Inc. First Quarter 2019 May 14, 2020 Compensation expense was $2.3 million in the first quarter this year compared to $1.8 million in the prior year due to higher stock compensation, incentive expense and to the hiring of salespeople for the IntentKey. The full-time headcount at the end of March was 64 compared to 54 in the prior year. At March 31st we had on board 9 IntentKey salespersons. At the same time last year, we had 4. Selling, general and administrative expense decreased $318 thousand in the first quarter this year compared to the prior year due primarily to lower legal expense largely incurred last year from the merger agreement which we terminated in June 2019. Interest expense was $153 thousand income in the first quarter of 2020 compared to $517 thousand in the same quarter last year. Last year included a $333,333 non-cash derivative liability impact to income associated with the convertible promissory notes we issued in March 2019. We had other expense of $140 thousand in the first quarter of this year due to the loss associated with the mark to market of that previously mentioned derivative liability. We reported net loss of $2.8 million or 5¢ per basic share. Adjusted EBITDA for the 2020 first quarter totaled a loss of $1.4 million as compared to an Adjusted EBITDA loss of $194 thousand for the same period in 2019. Adjusted EBITDA does not include a $500 thousand-dollar ValidClick licensing fee that was received in the current quarter and will be recognized over time. Our balance sheet at March 31, 2020, had cash and cash equivalents of $471 thousand and an outstanding bank debt of $1.5 million and convertible notes payable of $271 thousand. In the month of March, we engaged in a number of capital raising activities including -

Inuvo, Inc. First Quarter 2019 May 14, 2020 • a Loan and Security Agreement with Hitachi Capital America Corp. providing us with a $5,000,000 line of credit, • a private placement of common stock to the company’s directors receiving $688 thousand, • closing the first tranche of a registered direct offering for gross proceeds of $545,125. • we also received a $500,000 fee for use of our ValidClick platform that will be recognized over time. Subsequent to March; • we closed on a second tranche of the Registered Direct Offering for gross proceeds of $245,050. • we obtained an unsecured $1.1 million loan under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act. We are using the proceeds for payroll costs. We intend to apply for debt forgiveness as provided by the program. Finally, as of May 2020, all INUVO promissory note holders have converted their notes and as such we have no such notes currently outstanding. Now, I’d like to turn the call back to Rich for closing remarks. Richard Howe (CEO) Closing Comments: Thanks, Wally, we are navigating our way through the economic turmoil resulting from Covid and taking this opportunity to better align ourselves around the higher value, higher margin components of our business. The IntentKey market is large, our client proof points are numerous, our performance results outstanding, our differentiation and competitive advantage is strong, and our product roadmap is exciting. All that is needed for this business to be significantly larger is more exposure to prospects through sales. The product delivers. Operator I will turn it over to you for questions and answers.

Inuvo, Inc. First Quarter 2019 May 14, 2020 Richard Howe Final Comments: I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.